Exhibit 99.12

Matrix IT Ltd.
Corporation No.: 520039413

To: Israel Securities Authority	To: Tel Aviv Stock Exchange Ltd.	F136 (Public)	Filed via MAGNA: November 12, 2025
www.isa.gov.il	www.tase.co.il		Reference No.: 2025-01-086350

Immediate Report Regarding a Transaction with a Controlling Shareholder or with a Director that Does Not Require Approval of the General Meeting

Article 37A(5) of the Securities Regulations (Periodic and Immediate Reports), 5766-2006

Reference numbers of previous reports on the matter: ___________________ , ___________________ , ___________________ .

1.	A report is hereby submitted regarding approval of a transaction pursuant to Article 1A of the Companies Regulations (Relief in Interested Parties’ Transactions), 5760-2000.

2.	Date of approval of the transaction by the Board of Directors: November 11, 2025.

3.	Summary of the principal terms of the transaction and a summary of the reasoning of the Board of Directors and the Audit Committee for approving the transaction.

Pursuant to Articles 1A and 1B(3) of the Companies Regulations (Relief in Interested Parties’ Transactions), 5760-2000 (the “Relief Regulations”), the Company reports that on November 11, 2025, the Company’s Board of Directors, after receiving approval from the Compensation Committee which convened earlier this week, approved the payment of annual compensation and participation compensation to Mr. Guy Bernstein, Chairman of the Board of Directors of the Company, for an additional three-year period commencing in November 2025.

The annual compensation and participation compensation shall be in the amount of the fixed sum appearing in the Second Schedule and the Third Schedule to the Companies Regulations (Rules Regarding Compensation and Expenses of an External Director), 5760-2000 (the “Compensation Regulations”), in accordance with the Company’s classification under the Compensation Regulations, as shall be from time to time.

The amounts of the annual compensation and the participation compensation shall be paid to the director under the terms and at the times set forth in the Compensation Regulations.

It is noted that Mr. Bernstein also serves as the CEO of Formula Systems (1985) Ltd., the controlling shareholder of the Company, and assigned to it his right to receive the compensation for his service as a director in the Company.

Summary of the reasoning of the Compensation Committee and the Board of Directors:

1.	The compensation paid to Mr. Bernstein, who serves as Chairman of the Board of Directors of the Company, is identical to that of all directors in the Company. The compensation does not exceed the maximum amount that may be paid to external directors pursuant to the Compensation Regulations, and it does not exceed the lowest compensation paid to a director in the Company.

2.	To the best of the directors’ knowledge, in general, the amounts specified in the Compensation Regulations constitute an accepted benchmark for determining directors’ compensation in public companies in Israel, and considering that the proposed compensation complies with the provisions of the Compensation Regulations and the Relief Regulations, the Board of Directors is of the opinion that the compensation is reasonable under the circumstances.

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4.	Principal points of the Companies Authority’s opinion and principal points of the decision of the Ministerial Committee for Privatization, or details of the alternative under which the exemption is granted

Explanation: to be completed if this concerns an extraordinary transaction of a government-controlled public company.

5.	Attached file: _________

Details of the authorized signatories signing on behalf of the corporation:

	Name of Signatory	Position
1	Adv. Yifat Givol	Other – Head of the Legal Department and Company Secretary

Explanation: Pursuant to Article 5 of the Periodic and Immediate Reports Regulations (5730-1970), a report submitted pursuant to these Articles shall be signed by those authorized to sign on behalf of the corporation. A staff position on the matter can be found on the Authority’s website: click here.

This Report was signed by Adv. Yifat Givol, Head of the Legal Department and Corporate Secretary.

Reference numbers of previous documents on the matter (the reference does not constitute incorporation by reference):

The Corporation’s securities are listed for trading on the Tel Aviv Stock Exchange

Form Structure Update Date: August 6, 2024

Short Name: Matrix

Address: 3 Atir Yeda Street, Kfar Saba 4464303; Telephone: 09-9598810, Fax: 09-9598050

Email: yifatg@matrix.co.il; Company website: https://www.matrix-globalservices.com/

Former names of the reporting entity: Romtech Electronics Ltd.

Name of electronic filer: Yifat Givol

Position: Head of the Legal Department and Corporate Secretary

Employer:

Address: 3 Atir Yeda Street, Kfar Saba 4464303; Telephone: 09-9598850, Fax: 09-9598826

Email: yifatg@matrix.co.il

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